Exhibit 10.5

November 20, 2015

Mr. E. Joseph Bento

59 Chancery Pines Place

Woodlands, TX  77381

Re: Employment Agreement

Dear Joe:

Radiant Global Logistics, Inc. (the "Company") is pleased to confirm your conditions of employment with the Company.

1. Position and Commencement Date.  As the Company’s Senior Vice-President Sales, you will perform duties consistent with the position as well as such other duties as may be assigned to you from time to time by the COO of the Company, to whom you will directly report.  Your position will be in the Bellevue, Washington office of the Company and to commence on January 1, 2016.

2. Compensation.  You will be employed at a base annual salary of $200,000, payable, subject to applicable tax withholdings and otherwise in accordance with payroll practices adopted by the Company from time to time.  Your base salary will be evaluated for adjustment on an annual basis.  In addition to your base salary, you will be eligible to participate in the Company's stock option program and the Company's annual incentive compensation program in the following manner:

3. Discretionary Bonus Arrangement.  You will be eligible for a discretionary bonus. The amount of your discretionary bonus, if any, will be determined in the sole discretion of the Company, with an initial target of 35% of your annual base compensation if all individual and Company performance targets, as may be agreed from time-to-time, are achieved.  The bonus will be based upon management's subjective view of a combination of (i) your individual contribution to the Company and, (ii) the overall performance of the Company.

4. Stock Option Program.  You will be granted a non-qualified stock option(s) (“the Option”) to purchase an aggregate of 250,000 shares of the Company's common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NYSE MKT on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on NYSE MKT first preceding the date of grant.  The grant shall be made by the Board of Directors and the date of grant shall be set by the Board of Directors.  Subject to the accelerated vesting provisions set forth herein, the Options shall vest as to one- fifth of the shares subject thereto one year from the grant date of such and shall vest ratably each year thereafter over the four (4) year period commencing on the first anniversary of the grant date of such Option, subject to Employee’s continued full-time employment by the Company on the relevant vesting dates. The Option shall be subject to the terms and conditions of the Company’s incentive stock plan and the Stock Option Agreement between Employee and the Company; provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Option and this offer letter, the terms and conditions of this offer letter shall prevail.

5. Benefits.  As an employee of the Company, you will also be eligible to participate in such life insurance, hospitalization, major medical and other health benefits generally offered by the Company to its employees in your general job classification level. This presently includes participation in the Company's medical and dental insurance plans, however, these benefit programs are subject to termination or modification from time-to-time.  You will also be eligible for a $1,000 per month car allowance benefit and to participate in the Company’s 401K plan, subject to its terms.

6. Vacations and Holidays.  You will be entitled to receive 3 weeks of paid vacation in each calendar year. Such vacation to be taken in accordance with company policies and at times that do not unreasonably interfere with the performance of your duties as assigned.

7. Relocation.  You will receive an interest-free loan from the Company in the amount of $100,000 to relocate your family to the Seattle/Bellevue area (the “Relocation Loan”).  Thirty-three percent (33%) of the Relocation Loan will be forgiven on each of the first three anniversaries of your employment with the Company.   One half of the relocation amount, $50,000 will be granted (advanced) as of the first day of employment, the remainder as of the full relocation.

8. Signing Bonus.  You will be entitled to receive a signing bonus of $25,000.  This signing bonus will be paid in one lump sum on the next regularly scheduled pay date after you begin employment with the Company.  The signing bonus is taxable, and subject to all withholding taxes applicable.

9. Expenses.  You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expense, upon submission of the appropriate documentation.

10. Employee-at-Will.  This offer does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on "cause."  Your employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as provided by law.  The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company.

11. Severance.  Provided you have been employed by the Company for six months, should your employment be terminated as a result of:  (i) your death; (ii) an illness or disability that the Company, in its sole discretion, determines prevents you from carrying out your employment duties; (iii) by the Company for no cause, i.e., if the termination was not a result of any misconduct on your part, then you will be entitled to receive severance payments from the Company in the form of salary continuation at your base salary level prior to such termination, plus a continuation of the medical benefits and car allowance benefits to which you were entitled at the time of such termination during the period of such severance payments.  The severance payments shall continue for a period of 6 months from the date of your termination under this Section.  However, should your employment be terminated by the Company for no cause or by you for Good Reason (as hereinafter defined), either of which occur within nine months following a Change of Control, then:  (i) the severance payments will continue instead for a period of 12 months from the date of your termination under this Section; and (ii) the vesting of any and all Stock Options or other such grants or awards shall be deemed to have been accelerated as of the date of such termination to include the period for which such severance payments shall cover (i.e., for a period of 12 months of service).  “Good Reason” for purposes of this offer letter is (i) a breach of this offer letter by the Company; or (ii), a reduction in your salary without your consent, unless any such reduction is otherwise part of an overall reduction in executive compensation experienced on a pro rata basis by other similarly situated senior vice presidents of the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless and until you have given the Company thirty (30) days' written notice and an opportunity to cure.  As a condition to the receipt of any severance payments from the Company, you shall be required to execute a separation agreement that shall include the broadest form of a waiver and release of all claims against the Company.  For the purposes of this Section, a "Change of Control" shall be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws.

Should your employment be terminated as a result of:  (i) your voluntary resignation; or (ii) by the Company as a result of actions taken, or omissions to act, by you that the Company, in its sole discretion, determines as misconduct by you, then the Company's only obligation shall be to pay you such portion of your base salary as may be accrued but unpaid on the date of termination.

12. Indemnification.  In addition, the Company shall indemnify and defend you and your heirs, executors and administrators against any costs or expense (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Company), fine, penalty, judgment and liability reasonably incurred by or imposed upon you in connection with any action, suit or proceeding, civil or criminal, to which you may be made a party or with which you shall be threatened, by reason of your being or having been an officer or director, unless with respect to such matter you shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Company, or unless such indemnification is precluded by law, public policy, or in the judgment of the Company's Board of Directors, such indemnification is being sought as a result of your actions which were either:  (i) grossly negligent; (ii) reflective of your misconduct; (iii) in violation of rules, regulations or laws applicable to the Company; or (iv) in disregard of Company's policies.

13. Full-Time Position.  You agree that your employment hereunder will be full time, to the exclusion of any other employment that would impede your full-time duties hereunder.  You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company.  You will faithfully discharge all responsibilities and duties entrusted to you.

14. Confidentiality, Non-Competition and Non-Solicitation.  In recognition of the matter of trust and fiduciary capacity in which you will be employed by the Company, you will be expected, during your term of employment and thereafter, not to disclose to any third party any "Confidential Information" you receive relative to the Company.  For this purpose, the term Confidential Information includes information relative to the Company's method of operations, customer base, strategies and objectives, pricing information, financial information, proprietary or licensed data, identity of vendors utilized by the Company, computer programs, system documentation, product offerings, software or hardware, manuals, formulae, processes, methods, inventions or other information or materials relating to the Company's affairs that are not otherwise publicly available.  You also acknowledge that such Confidential Information constitutes a major asset of the Company, and that the use, misappropriation or disclosure of Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company and that it is essential for the protection of the Company's goodwill and maintenance of the Company's competitive position that the Confidential Information be kept secret and that you neither disclose the Confidential Information to others nor use the Confidential Information to your own advantage or to the advantage of others.  In addition, you shall not:  (i) engage in any activities that may be viewed as competitive with the Company during your employment and any period in which severance payments are made or offered to you (which in the case of a lump sum payment, includes any period of salary continuation over which the payment was to have related) and (ii) for a period of 12 months following employment, directly or indirectly, solicit any business from, or relationships with, any past, present or prospective employees, customers or suppliers of the Company.

15. Code Section 409A.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Payments of Non-Qualified Deferred Compensation (as such term is defined under Code Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent required by Code Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Employee on account of his separation from service until the first to occur of (i) the date of the Employee’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder) in the year of his separation from service.  Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(c) Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of the Employee’s employment with the Company shall be withheld until the Employee incurs both (i) a termination of his employment relationship with the Company and (ii) the first instance of a “separation from service” with the Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(d) The preceding provisions of this paragraph 13 shall not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement, under any plan or program sponsored or maintained by the Company or under any other agreement by and between the Employee and the Company. The Company shall not be liable to the Employee for any additional tax, penalty or interest imposed under Code Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Code Section 409A.

16. Developments.  You acknowledge that the Company will be the sole owner of all the results and products of your work efforts, including all written, audio and/or visual materials relating to the Company's business (collectively, the "Developments") which you develop or create during the term of your employment, either alone or with others and whether or not during normal business hours.  You acknowledge that all copyrightable Developments will be considered works "made for hire" or commissioned works under the Federal Copyright Act.  You hereby assign all such Developments to the Company, and agree that you will execute or cooperate with the Company in any copyright or patent applications, and do all other acts, as the Company reasonably deems necessary to establish, protect, enforce or defend the Company's right, title and interest in such Developments.

17. Injunctive Relief.  You acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of Sections 12 or 14 of this offer letter and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of Sections 12 or 14 of this offer letter, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company for cause in accordance with the terms and provisions of this offer letter.

18. Validity.  If any provision, or portion thereof, of this offer letter is deemed by a court of competent jurisdiction to be unenforceable, illegal or in conflict with any federal, state or local law, the validity of the remaining terms and provisions of this offer letter shall continue to exist and remain in full force and effect.

19. No Prior Agreements.  In order to induce the Company to offer you this position of employment, you are hereby confirming for us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding that in any manner would limit or otherwise affect your ability to perform your obligations hereunder.  You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any Confidential Information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties.

20. Entire Agreement.  The terms of this offer letter constitute the complete and exclusive agreement among the parties and supersedes all proposals, oral and written, and other communications between the parties relating to the subject matter hereof.

21. Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington.  Any dispute arising between the parties relating in any manner to this Agreement shall be brought in a federal or state court located in Seattle, Washington.

22. Counterparts.  This offer of employment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute the same instrument.  Each party agrees to be bound by its own telecopy or facsimile signature, and agrees that it accepts the telecopy or facsimile signature of the other party hereto.

If you agree to accept the terms of this offer of employment, would you kindly sign this letter and return it to us by no later than your start date.

RADIANT GLOBAL LOGISTICS, INC.

		By:	/s/ Bohn H. Crain
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY:

By:	/s/ E. Joseph Bento	Date:	December 4, 2015
E. Joseph Bento